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Exhibit 10.40

May 24, 2007

Denise Speaks
1240 Pennsylvania Ave.
Pittsburgh, PA 15233

Dear Denise,

        The aim of this letter is to communicate to you our terms of employment for the position of Co-General Counsel with Force Protection Industries, Inc. which is located in Ladson, South Carolina.

        Your job title will be Co-General Counsel and your position is classified salaried exempt under the regulations and in compliance with the Fair Labor Standards Act (FLSA) as amended in August of 2004. You will report directly to Gordon McGilton. You are expected to begin work no later than June 18, 2007 and your bi-weekly pay will be $9615.38 (subject to withholding).

        Our offer and your start date are predicated upon the results of a post-offer substance abuse screening test, background investigation, and the presentation of proper documents verifying your authorization to work in the United States. Your position may require you to receive a U.S. Defense Service security clearance if required by the Company in connection with your duties.

        A fully taxable relocation benefit allowance of $30,000.00 will be paid to you within 7 working days after your start date providing we receive your signed accepted offer letter and signed relocation reimbursement acceptance form. It may be used at your discretion to assist in your relocation efforts. However the benefit must be repaid according to the relocation reimbursement agreement if you voluntarily leave the company within one (1) year of your start date. You will be eligible to participate in our benefit program, which includes health, dental, vision, and life insurance, paid-time off, paid holidays, as well as our 401K retirement income plan. Eligibility for our benefit programs will begin on the first day of employment. You will be eligible for 84 hours of paid time off for the remainder of 2007.

        We are extremely pleased to extend this offer to you and look forward to your contribution to our Company. If the foregoing is acceptable to you, I would ask that you kindly sign below and return a copy of this letter to me. By signing this letter, you confirm (i) there is no agreement between you and any third party (including any current or prior employer) that would restrict your ability to be employed by Force Protection Industries, Inc., (ii) that you will abide by the terms of any third party confidentiality agreement to which you may be subject, (iii) that you will comply with the processes comprising the Company's Business Operating System, (iv) that your work for the Company is "work for hire" and the Company will own all rights in and to any inventions, ideas or other works of authorship you develop as part of your job, and (v) that you will execute such additional documents as the Company may require from time to time as part of its standard practices relating to all employees (including for example our Non-Disclosure Agreement).

        Please note, South Carolina is an "Employment-at-Will" state, and the agreement between us is intended to be "at-will," notwithstanding any statements by any person to the contrary. This means that both you and the Company have the right to terminate the relationship between us at any time, for any reason and without payment of any termination damages or severance pay of any kind. Please contact the Company if you have any questions about the meaning of "employment at will," otherwise we will conclude that you understand and accept that this principle is binding on you.

        This letter when signed by both parties will constitute the terms between us, and supersedes any prior communications or other agreement you may have or may have had with the Company prior to the date hereof. The terms of this offer letter will expire at the close of business 48 hours after this letter has been presented to you.

Sincerely,
/s/ GORDON MCGILTON
Gordon McGilton Chief Executive Officer Force Protection Industries, Inc. Tel (843) 740-7015 Fax (843) 266-0848 gordon.mcgilton@forceprotection.net
I agree to the foregoing terms:		I decline the foregoing terms:
/s/ DENISE SPEAKS

Name:	Denise Speaks	Name:	Denise Speaks
Date:	5/25/07	Date:

Cc: EC

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  Exhibit 10.40